EXHIBIT 5.1

DAVIS, MALM & D’AGOSTINE, P.C.

May 12, 2005

Benthos, Inc.

49 Edgerton Drive

North Falmouth, MA 02556

Ladies and Gentlemen:

You are seeking to register 920,000 shares (the “Shares”) of Common Stock, $.06 2/3 par value per share, of Benthos, Inc. (the “Company”) under the Securities Act of 1933, as amended. You propose to make an offering of the Shares on a firm commitment basis through Ferris, Baker Watts, Incorporated, as underwriter. Of the total number of Shares being registered, 600,000 Shares will be offered by the Company and 200,000 Shares will be offered by the selling shareholders described under “Selling Shareholders” in the preliminary prospectus included in Amendment No. 1 to the Registration Statement on Form SB-2 (as so amended, the “Registration Statement”) which you are filing with the Securities and Exchange Commission (the “Commission”). The remaining 120,000 Shares will be registered for purposes of the 30-day option which the Company will provide to the underwriter for over-allotments, if any. You have requested that we furnish to you an opinion as to the legality of the Shares, which opinion will be filed as an Exhibit to the Registration Statement.

We have examined the Restated Articles of Organization and By-Laws of the Company, as amended, copies of votes of the Board of Directors of the Company, the Registration Statement and the Exhibits thereto, and such other documents as we deemed pertinent. We have also made such examination of law as we have felt necessary in order to render this opinion.

We are of the opinion and advise you that, upon the issuance of an appropriate order by the Commission allowing the Registration Statement to become effective and payment for the Shares upon completion of the offering in the manner described in the Registration Statement, the Shares will be legally issued, fully-paid and nonassessable.

This opinion does not pass on the application of the “Blue Sky” or securities law of the various states.

We hereby consent that this opinion may be filed as an Exhibit to the Registration Statement. We further consent to the use of our name and to all references to us included in or made a part of the Registration Statement.

Very truly yours,

DAVIS, MALM & D’AGOSTINE, P.C.

By:	/s/ John T. Lynch
John T. Lynch Managing Director

One Boston Place, Boston, MA 02108 Tel. 617-367-2500 • fax: 617-523-6215 www.davismalm.com